EXHIBIT 10.04

                       EXECUTIVE EMPLOYMENT AGREEMENT


         This Agreement (the "Agreement") is made effective as of September 15, 1997 (the "Employment Date") by and between Stuart M. Glasser (the "Executive") and J. Baker, Inc., a Massachusetts corporation (the "Company"). In consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

         1. Employment. Under and subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive during the Term (as defined in Section 7 hereof) as an Executive Vice President of the Company and as President and Chief Executive Officer of the Casual Male Division of the Company, and the Executive hereby accepts such employment.

         2. Duties. The Executive agrees that during the Term (or until earlier terminated from employment pursuant to Section 13), he shall perform for the Company, and any subsidiary, parent or other affiliate of the Company ("Affiliate"), to the best of his ability, the duties of an Executive Vice President of the Company and President and Chief Executive Officer of the Casual Male Division, and/or such other duties as may be assigned to him from time to time by the Company. The Executive shall report directly to the Chief Executive Officer of the Company (the "CEO"). The Executive shall have the authority, responsibilities and duties commensurate with those of presidents of divisions of the Company, as well as any other duties appropriate for an executive of the Executive's level that may be assigned to the Executive from time to time by the CEO or the Board of Directors of the Company (the "Board"). The Executive further agrees to devote his entire business time, attention and energies exclusively to such employment (provided the Executive may make passive investments in other enterprises if the Executive at not time owns, directly or indirectly, more than 5% of the outstanding equity ownership of such enterprise) and to conform to the rules, regulations, instructions, personnel practices and policies of the Company and its subsidiaries, as existing and amended from time to time, provided that they do not alter, diminish, restrict, limit or frustrate the terms and intentions of this Agreement.

         3.       Compensation.

                  (a) Base Salary. The Company shall pay the Executive an annual base salary ("Base Salary") of not less than $9,615.38 weekly (Five Hundred Thousand Dollars ($500,000) annualized) for the first year of the Term. The Base Salary will be increased to the rate of Five Hundred Fifty Thousand Dollars ($550,000) annualized on the Executive's first anniversary of employment and to the rate of Six Hundred Thousand Dollars ($600,000) annualized on the Executive's second anniversary of employment.

                  (b)      Incentive Compensation Plan.

                  (i) The Executive is eligible to participate in the Company's Cash Incentive Compensation Plan (the "Incentive Plan"). Notwithstanding any terms of the Incentive Plan to the contrary, the Executive's Target Award Size shall be sixty percent (60%) of Base Salary and the maximum Potential Incentive Award Opportunity shall be one hundred twenty percent (120%) of Base Salary. "Target Award Size" and "Potential Incentive Award Opportunity" shall have the same meanings as are set forth in the Incentive Plan. The Executive shall have a substantial role in developing the profit goals and targets for the Casual Male Division under the Incentive Plan.

                  (ii) The Company shall pay the Executive a bonus of Two Hundred Fifty Thousand Dollars ($250,000) ("Guaranteed Bonus") on or about the first anniversary of the Executive's employment. The Guaranteed Bonus shall consist of two components:

                           (A) $69,180 of the Guaranteed  Bonus shall be treated
                               as the full bonus due to the Executive under the Incentive Plan with respect to the 1997-98 fiscal year, notwithstanding any provision of the Incentive Plan to the contrary.


                           (B) $180,820  of  the   Guaranteed   Bonus  shall  be
                               credited against the first 264/365ths of any bonus due to the Executive pursuant to the Incentive Plan with respect to the 1998-99 fiscal year, and the remaining 101/365ths of any bonus due to the Executive for such fiscal year shall be paid in full in all events.


         4.       Stock and Stock Options.

                  (a) Plan Option. Effective on the Employment Date, the Company shall award the Executive an option to purchase one hundred thousand (100,000) shares of the Company's common stock ("Stock") under the 1994 Equity Incentive Plan (the "Equity Plan"), subject to the vesting schedule set forth in this
Section 4(a). Such option is referred to in this Agreement as the Plan Option. Shares subject to the Plan Option shall be priced at the Fair Market Value (as defined in the Equity Plan) on the Employment Date. Subject to the provisions of
Section 13(f) hereunder, the Plan Option shall vest in four (4) equal annual installments, beginning on the last day of the first year of the Executive's employment and continuing on the three following anniversaries thereof. The Plan Option shall be subject to the Equity Plan. The award of the Plan Option shall further be subject to the Executive's execution of a Non-Qualified Stock Option Agreement in the form of Exhibit A.

                  (b) Non-Plan Option. Effective on the Employment Date, the Company shall award the Executive an option to purchase fifty thousand (50,000) shares of Stock at a price of $8.625 per share, subject to the vesting schedule set forth in this Section 4(b), and further subject to adjustment or other actions consistent with Sections 3(b) and 3(c) of the Equity Plan. Such option is referred to in this Agreement as the Non-Plan Option. Subject to the provisions of Section 13(f) hereunder, the Non-Plan Option shall vest in four (4) equal annual installments on the same vesting dates as the Plan Option. The award of the Non-Plan Option shall be subject to the Executive's execution of an agreement in the form of Exhibit B.

                  (c) Additional Non-Plan Option. Effective on the Employment Date, the Company shall award the Executive an option to purchase sixty thousand (60,000) shares of Stock, subject to the vesting schedule set forth in this Section 4(c), and further subject to adjustment or other actions consistent with Sections 3(b) and 3(c) of the Equity Plan. Such option is referred to in this Agreement as the Additional Non-Plan Option. The Additional Non-Plan Option shall be priced at One Dollar ($1.00) per share. Subject to the provisions of Section 13(f) hereunder, the Additional Non-Plan Option shall vest in two (2) equal annual installments on the first two annual vesting dates of the Plan Option. The award of the Additional Non-Plan Option shall be subject to the Executive's execution of an agreement in the form of Exhibit C.

                  (d) Supplemental Options. In addition to the stock options set forth above, the Company shall award the Executive further options to purchase Stock, referred to in this Agreement as Supplemental Options. The award and vesting of the Supplemental Options shall be subject to the Executive's continued employment. Subject to adjustment or other actions consistent with Sections 3(b) and 3(c) of the Equity Plan, the Company shall award the Executive an option to purchase at least twenty-five thousand (25,000) shares of stock on the same date as the Board of Directors generally approves the award of stock options to other senior executives of the Company as a group but in no event later than the date immediately preceding the second anniversary of the Employment Date, and shall award the Executive an option to purchase at least an additional twenty-five thousand (25,000) shares of Stock on the same date as the Board of Directors generally approves the award of stock options to other senior executives of the Company as a group but in no event later than the date before the date immediately preceding the third anniversary of the Employment Date. Shares subject to a Supplemental Option shall have a price equal to the Fair Market Value on the date of the award and shall have a vesting schedule of no longer than four (4) years. The Company may condition the award of a Supplemental Option on the Executive's execution of an agreement consistent with this Section 4(d) and including other terms established by the Company. The award of a Supplemental Option shall further be subject to the availability of stock in the Equity Plan or in a subsequently established stock option plan of the Company.

                  (e) Performance Shares. Subject to the Executive's continued employment to and including the Determination Date and the other terms of this
Section 4(e), the Company shall award Stock to the Executive as a Performance Share Award pursuant to Section 8 of the Equity Plan and otherwise subject to the Equity Plan including, without implication of limitation, that the number of shares awarded shall be subject to Sections 3(b) and 3(c) of the Equity Plan. The Determination Date shall be the date immediately preceding the second anniversary of the Employment Date, provided that the Executive may delay the Determination Date to the date immediately preceding the third anniversary of the Employment Date by written notice to the CEO given no later than sixty (60) days before the second anniversary of the Employment Date. The number of shares to be awarded shall depend on the average of the Fair Market Value for the consecutive ten (10) business days immediately preceding the Determination Date ("Average Fair Market Value"). If the Average Fair Market Value is Ten Dollars ($10.00) or less, the Company shall not award any shares to the Executive as a Performance Share Award. If the Average Fair Market Value is Fifteen Dollars ($15.00) or more, the Company shall award fifty thousand (50,000) shares to the Executive. If the Average Fair Market Value is greater than Ten Dollars ($10.00) and less than Fifteen Dollars ($15.00), the Company shall award the Executive a prorated portion of fifty thousand (50,000) shares.

         5. Other Benefits. The Executive shall be entitled to participate in all executive benefit programs that the Company establishes and makes available generally to Presidents of divisions of the Company and Executive Vice Presidents of the Company including, without implication of limitation, family health insurance plans, life insurance plans, retirement plans, disability insurance plans and vacation programs. Such participation shall be subject to the terms of the plan documents and/or policies. This Section 5 shall not be construed to create any obligation on the part of the Company to establish any executive benefit or to maintain the effectiveness of any executive benefit program. Notwithstanding the foregoing, the Executive shall be entitled to receive group family health insurance coverage effective immediately upon the Employment Date, provided that if such coverage is not available to the Executive at that time under the terms of the Company's group health insurance plan for employees, the Company shall pay the premium cost of the continuation of the Executive's health insurance coverage from his former employer pursuant to COBRA until health insurance coverage is available to the Executive under the Company's health insurance plan.

         6.       Expenses.  The Company shall  reimburse the Executive for
all reasonable travel, entertainment and other business expenses incurred or paid by the Executive in performing his duties under this Agreement and commensurate with those expenses generally incurred by and reimbursed to presidents of divisions of the Company and Executive Vice Presidents of the Company upon presentation by the
Executive  of  expense   statements  or  vouchers  and  such  other   supporting
information as the Company may from time to time request, provided that the amount available for such expenses may be fixed in advance by the Board after consultation with the Executive.

         7. Effective Date and Term. This Agreement shall become effective as of the Employment Date. The Executive's employment under this Agreement shall commence on the Employment Date and, unless sooner terminated as provided herein or extended shall continue for a term (the "Term") to and including the date immediately preceding the third anniversary of this Agreement.

         8. Car Allowance. The Company shall provide the Executive with a car allowance of Nine Hundred Dollars ($900) per month. Subject to appropriate verification, the Company shall also reimburse the Executive for all gasoline and automobile insurance expenses that he incurs with respect to one automobile.

         9. Relocation Costs. The Company shall provide the following payments to the Executive for the purpose of assisting him with his relocation from his current residence in New York (the "current residence"). Reimbursement of expenses shall be subject to appropriate verification and reasonableness of expenses.

                  (a) Moving Expenses. The Company shall reimburse the Executive for the costs of packing the Executive's household goods, as well as the reasonable costs for loading, transporting from his current residence to the new location, unloading and unpacking such goods in the new location.

                  (b) Short Term Storage. The Company shall reimburse the Executive for short term storage costs for up to twelve (12) months, or for such longer period as may be approved in writing by the CEO.

                  (c) Closing Costs on Sale of Current Residence. In connection with the Executive's sale of his current residence, the Company shall reimburse the Executive for those of the following costs that commonly accrue to the seller: real estate agency fees charged to the seller, attorney's fees, title charges, recording and transfer charges, and other similar costs; provided that taxes and other assessments in connection with the closing are not reimbursable.

                  (d) Costs of Purchase of New Residence. The Company acknowledges that, in connection with his relocation from New York to Boston, the Executive has initially chosen to rent a residence rather than purchase one. In the event the Executive determines to purchase a residence, the Company shall reimburse the Executive for the following costs associated with the purchase of his first Massachusetts residence: attorney's fees, loan application fees, and other bank fees, title insurance and recording fees; but excluding prepayments of principal or interest, tax payments, insurance payments, escrow payments for taxes or insurance, and points; all of which are not reimbursable.


         10.      Taxation of Payments and Benefits.

                  (a) Tax Deductions and Reports. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement that are subject to deductions and withholdings shall be in amounts net of such deductions and withholdings.

                  (b) Gross Up of Certain Payments. Notwithstanding the foregoing, the Company shall gross up otherwise taxable reimbursements made to the Executive under Sections 9(a) through 9(d) of this Agreement, provided that the Company shall use its standard gross up methodology in calculating the grossed up amounts to be paid to the Executive. Under the Company's standard gross up methodology, the Company makes a taxable payment equivalent to the Company's reasonable estimate of the Executive's federal, state and any local income taxes and the Executive's FICA taxes on the amount to be grossed up. It is the intent of this Section that, with respect to those reimbursements made to the Executive under Sections 9(a) through 9(d), no tax cost result to the Executive.

          11.     Non-Competition; Non-Solicitation.

                            (a)     During the Executive's  employment under
this Agreement and for a period of two (2) years after the date of termination of such employment (the "Termination Date"), the Executive will not, without the express written consent of the Company, anywhere in the United States or any territory or possession thereof:

                            (i)  engage  in,  either  as an  agent,  consultant,
         director, employee, executive, officer, partner, proprietor or shareholder (provided that the Executive may make passive investments in competitive enterprises if the Executive at no time owns, directly or indirectly, more than 5% of the outstanding equity ownership of such enterprise) any specialty retail business which (i) primarily distributes, sells or markets so-called "big and tall" apparel of any kind for men or which utilizes the "big and tall" retail or wholesale marketing concept as part of its business; or any business which (ii) primarily distributes, sells or markets work related apparel for men or women, including uniforms, whether at retail or commercially through corporate sales to other businesses; or (iii) any other specialty retail businesses which the Company may acquire or open, develop or organize subsequent to the date hereof and which are operated as principal business units of the Company as of the Termination Date; or

                            (ii)solicit or hire any management level employee of the Company or any subsidiary or affiliate of the Company or otherwise interfere with, disrupt or attempt to interfere with the relationship between the Company or any subsidiary or affiliate of the Company and any such employee;

                   provided, however, that the obligations set forth herein shall be void and of no further force or effect in the event that the Company shall fail, after receipt of written notice and an opportunity to cure, to honor any obligation it may have to pay the Executive Basic Severance pursuant to
Section 13(f) hereof.


         12.      Confidential Information and Cooperation.

                  (a) Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; trade secrets; know-how; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Company, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain (unless due to a breach of the Executive's duties under Section 12(b)) or information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive,
(ii) was available to the Executive on a non-confidential basis from a source other than the Company or its agents or representatives, or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company, its agents or representatives, provided that such source is not bound by a confidentiality agreement with the Company, its agents or representatives or otherwise prohibited from transmitting the information to the Executive.

                  (b) Confidentiality. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential
Information. At all times, both during the Executive's employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive's duties to the Company.

                  (c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Company. The Executive shall return to the Company all such materials and property as and when requested by the Company. In any event, the Executive shall return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive shall not retain with the Executive any such material or property or any copies thereof after such termination.

                  (d) Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall cooperate fully, and in all reasonable respects, respectively, with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully, and in all reasonable respects, respectively, with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 12(d) and provided such obligations are performed after the Executive's employment, he shall be reimbursed, on a per diem basis, at such rate as is calculated by dividing his last Base Salary with the Company by three hundred sixty-five (365) days.

                  (e) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in Section 11 or in
Section 12, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 17 of this Agreement, the Executive agrees that if the Executive breaches any portion of this Agreement, which breach is not cured within thirty (30) days of the Executive's receipt of notice thereof by the Company, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

         13. Termination. The Executive's employment pursuant to this Agreement shall continue to and including the end of the Term (or any extension of the Term), except that it may be terminated before the end of the Term or any extension of the Term in any of the following circumstances:

                  (a) Resignation for Good Reason. In the event that the Executive resigns for good reason, he shall give the Company at least ninety
(90) days notice of his resignation, which shall state the nature of the good reason. In the event that the Executive resigns for good reason with at least ninety (90) days notice, the Company shall pay to the Executive Basic Severance, as defined below. In the event that the Executive resigns for good reason with less than ninety (90) days notice, the Executive's compensation and benefits pursuant to Sections 3 through 9 of this Agreement ("Compensation") shall end effective upon the Termination Date. For purposes of this Agreement, "good reason" shall mean either: (i) a significant reduction of the Executive's level of authority or scope of duties below those commensurate with those exercised by presidents of divisions of the Company as of the Employment Date or other material breach by the Company of its obligations under this Agreement, provided that such reduction or other material breach is not cured by the Company within thirty (30) days after notice; or (ii) a relocation by the Company of its corporate offices beyond three hundred (300) miles.

                  (b) Death. In the event of the death of the Executive during the Term, his employment shall terminate and the Company shall pay the Executive's surviving spouse, or to the Executive's estate if there is no surviving spouse, (i) the Executive's Base Salary for one year from the date of death, payable in accordance with the Company's regular pay intervals for its senior executives and (ii) amounts under the Incentive Plan, if any, payable with respect to the fiscal year in which his death occurs which otherwise would have been paid to the Executive on the basis of the results for such fiscal year, prorated to the date of his death. Upon the death of the Executive, the rights of the Executive's surviving spouse or estate hereunder, as the case may be, shall be limited solely to the benefits set forth in this Section 13(b).

                  (c) For Cause. The Company may upon notice terminate the Executive's employment for "cause", which shall mean the occurrence of one or more of the following events: (i) the Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary (as defined in the Equity Plan), as determined by the Board in good faith in its sole discretion, (ii) the Executive engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by the Executive involving malfeasance or negligence in the performance of the Executive's duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion which has not been corrected by Executive within thirty (30) days after written notice from the Company of any such act or omission, or (iv) failure by the Executive to comply in any material respect with the terms of this Agreement or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within thirty (30) days after written notice from the Company of such failure. In the event that the Executive's employment is terminated for cause, the Executive's Compensation shall end effective upon the Termination Date.

                  (d) Without Cause. The Company may upon thirty (30) days notice terminate the Executive's employment at any time without cause. In such event, the Company shall pay to the Executive Basic Severance, as defined below.

                  (e)  Disability.  In the event  that there  exists  "cause" to terminate the Executive's employment and such cause is the result of a "disability" of the Executive, the Company shall (i) continue to pay the Executive's Base Salary from the date such disability commences, payable in accordance with the Company's regular pay intervals for its senior executives and (ii) pay to the Executive amounts under the Incentive Plan, if any, which otherwise would have been paid to the Executive on the basis of the results for the fiscal year in which such termination occurs, prorated to the date of such disability. The foregoing shall not affect the Executive's rights to long term disability benefits under any group long term disability plan offered by the Company, except that the Base Salary shall be reduced by any such benefits paid effective during the period of payment of Base Salary. In all other respects, Compensation shall end effective on the Termination Date. For purposes of this Agreement, a "disability" shall mean the inability of the Executive to perform his job responsibilities and duties that has lasted or is expected to last for at least three (3) months and that is due to a physical or mental illness or other physical or mental impairment. Such three month period shall be in addition to any period of a leave of absence to which the Executive may be entitled pursuant to the Family and Medical Leave Act of 1993, 29 U.S.C. ss.2601 et seq. Nothing in this Agreement shall be construed to waive or otherwise limit the Executive's rights, if any, under existing law, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. ss.12101 et seq.

                  (f)      Basic Severance.

                           (i)      "Basic  Severance" means (A) payment of
Severance Pay from the date immediately following the Termination Date to and including the date immediately preceding the fourth anniversary of the Employment Date, and (B) immediate vesting of all unvested Stock
Options previously granted to the Executive pursuant to Section 4 of this Agreement. Any Stock Options with respect to which vesting is accelerated pursuant to this Section 13(f)(i) shall be exercisable within ninety
(90) days of the date of acceleration.

                           (ii)     "Severance  Pay" means  (A)
continuation of Base Salary less a setoff equal to base salary as an employee or cash compensation as a consultant earned during the period of Basic Severance, and (B) amounts under the Incentive Plan, if any, payable with respect to the fiscal year in which the Termination Date occurs which otherwise would have been paid to the Executive on the basis of the results for such fiscal year, prorated to the Termination Date.

                  (g) Change of Control. If the Company reassigns the Executive such that the Executive ceases reporting to the current CEO, the Executive may resign within six (6) months of such reassignment and shall thereupon be entitled to Basic Severance, provided that (A) the Executive's notice of such resignation occurs after a Change of Control, and (B) the Executive gives at least ninety (90) days notice of such resignation in which case the resignation shall become effective as of such notice date rather than the expiration of such ninety (90) days. A "Change of Control" shall have the same meaning as set forth in Section 13(c) of the Equity Plan.

         14. Non-Extension of the Term. If the Executive's employment continues to and including the end of the Term and the Company does not accept a written request by the Executive to extend the end of the Term to and including the date immediately preceding the fourth anniversary of the Employment Date pursuant to this Section 14, the Executive shall be entitled to resign from employment effective as of the end of the Term and receive Basic Severance. The Executive shall submit any written request for an extension pursuant to this Section 14 no later than three (3) months before the end of the Term. The Company may accept any such request by notice to the Executive no later than thirty (30) days after the Executive's request. The request shall be treated as a notice subject to
Section 19. Any extension pursuant to this Section 14 shall provide for continuation of this Agreement on the same terms as in effect at the originally scheduled end of the Term.

         15. Compliance with Bloomingdale's Agreement. Each of the Company and the Executive shall comply with his or its respective obligations to Bloomingdale's, Inc. pursuant to the Agreement and Release between Bloomingdale's, Inc. and each of the Company and the Executive
(the "Bloomingdale's Agreement").

         16. Attorney's Fees. The company shall reimburse the Executive for all reasonable attorney's fees that the Executive occurs in connection with the negotiation of this Agreement and the Bloomingdale's Agreement.

         17. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 17 shall be specifically enforceable. Notwithstanding the foregoing, this Section 17 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 17.

         18. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 17 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

         19. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given and received when actually delivered, one business day after dispatch by telegraphic means, two business days after dispatch by recognized overnight delivery service, or five days after mailing by certified or registered mail with proper postage affixed, return receipt requested and addressed as follows (or to such other address as a party entitled to receive notice hereunder may have designated by notice pursuant to this Section 19):

                  (a)      If to the Company:

                           J. Baker, Inc.
                           555 Turnpike Street
                           Canton, Massachusetts 02021
                           Attention:  Chief Executive Officer

                           with a copy to:

                           J. Baker, Inc.
                           555 Turnpike Street
                           Canton, Massachusetts 02021
                           Attention:  General Counsel

                  (b)      If to the Executive:
                           Mr. Stuart M. Glasser
                           318 Beacon Street
                           Boston, Massachusetts 02116

                           with a copy to:
                           Sidney D. Bluming, P.C.
                           1633 Broadway - Suite 4700
                           New York, NY  10019

         20. Severability. If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable, then the remainder of this Agreement or the application of such provision to the other persons or circumstances shall not be affected thereby. Further, if any provision or application hereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefor in order to carry out so far as may be valid or enforceable the intent and purposes of the invalid and unenforceable provision.

         21. Applicable Law. This Agreement shall be interpreted and construed in accordance with, and shall be governed by, the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.

         22. Assignment. Neither of the parties hereto shall, without the written consent of the other, assign, or transfer this Agreement or any rights or obligations hereunder, provided that in the event that the Company sells all or substantially all of its assets, the Company may assign its rights and transfer its obligations hereunder to the purchaser of such assets. A merger of the Company with or into another corporation shall be deemed not to be an assignment of this Agreement, and, in any such event, this Agreement shall inure to the benefit of and to be binding upon the surviving corporation and the Executive. Subject to the foregoing, this Agreement shall to be binding upon, and shall inure to the benefit of, the parties and their respective successors, heirs, administrators, executors, personal representatives and assigns.

         23. Headings. The section and paragraph headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         24. Waiver of Breach. Any waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate or to be construed as a waiver of any subsequent breach.

         25. Amendment of this Agreement. This Agreement may to be altered, amended or modified, in whole or in part, only by a writing signed by both the Executive and the Company.

         26. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements whether oral or written with respect to such subject matter between the parties, with the exception of a certain letter dated August 4, 1997 from Alan Weinstein to Stuart Glasser with respect to indemnification.

         Intending to be legally bound, the Company and the Executive have signed this Agreement as if under seal as of the date set forth at the head of the first page.

J. BAKER, INC.


By:  /s/Alan I. Weinstein                            September 15, 1997
     -------------------------------                 ------------------
       Alan I. Weinstein                             Date
       Chief Executive Officer



       /s/Stuart M. Glasser                          September 15, 1997
       -------------------------------------         ------------------
       Stuart M. Glasser                             Date






GLASSER7.DOC